Bausch & Lomb Incorporated Exhibit 11 Statement Regarding Computation of Per Share Earnings (Dollar Amounts in Millions, Share Amounts in Thousands Except Per Share Data)
	Three Months Ended		Nine Months Ended
	September 29, 2001	September 23, 2000	September 29, 2001	September 23, 2000
Income From Operations Before Change In Accounting Principle	$23.3	$14.7	$28.9	$88.5
Change in accounting principle, net of taxes	-	-	0.3	-
Net Income (a)	$23.3	$14.7	$29.2	$88.5

Actual outstanding Common and Class B shares at beginning of period	53,615	53,310	53,473	57,376

Sum of weighted average activity of Common and Class B shares issued for stock options, restricted stock awards and cancellations, and net activity of shares held in deferred compensation plan	4	53	97	(2,976)

Weighted Basic Shares (b)	53,619	53,363	53,570	54,400

Effect of assumed exercise of
Common stock equivalents	102	579	140	766

Weighted Diluted Shares (c)	53,721	53,942	53,710	55,166

Basic Earnings Per Share (a/b)	$0.43	$0.28	$0.54	$1.63

Diluted Earnings Per Share (a/c)	$0.43	$0.27	$0.54	$1.60